Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

This Agreement is made and entered into as of the Effective Date, by and between:

Dow Global Technologies LLC, a limited liability company existing under the laws of the State of Delaware, United States of America having its principal place of business at 2040 Dow Center, Midland, Michigan 48674 (hereinafter called “Licensor”), and

Real Goods Solar Inc., d/b/a RGS Energy, a company organized and existing under the laws of Colorado and having its principal place of business at 110 16th Street, Suite 300, Denver, Colorado 80202 (hereinafter called “Licensee”)

Recitals:

WHEREAS, Licensor has been engaged in the research and development of photovoltaic shingles and ancillary products and owns specialized knowledge, information, experience, patents and patent applications relating to the manufacture and use of products;

WHEREAS, Licensee is desirous of manufacturing, using and selling photovoltaic shingles and ancillary products and services products; and

WHEREAS, Licensor is willing to provide Licensee with the benefit of such knowledge, information, experience, patents and patent applications, as well as registered trademarks, for the manufacture, sale and use of such Products.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the Parties hereby agree as follows:

Article 1            Definitions

In this Agreement, each of the following terms shall have the following meanings, unless otherwise required by context:

1.01       “Affiliate” means (a) parent companies (if any) that own, directly or indirectly, a majority of that Party, and (b) any other company that is majority-owned, directly or indirectly, by a Party or by its parent companies in item (a).

1.02       “Agreement” means this agreement and all its appendices.

1.03       “Business Plan” means the business plan set forth at Appendix E.

1.04       “Calendar Quarter” means the three month period ending March 31, June 30, September 30, or December 31, as applicable.

1.05       “Confidential Information” means any and all confidential or proprietary information and materials of one Party that is disclosed to the other Party, including commercial, financial, and technical information, know-how, existing and future technology, inventions, manufacturing data, specifications, designs, concepts, techniques, methodologies, data, documents, results of experimentation and testing, specifications, business plans, and trade secrets. Confidential Information will not include: (a) information that becomes part of the public domain through no action or fault of the receiving Party; (b) information that the receiving Party can show was in its possession before disclosure by the disclosing Party to the receiving Party and was not acquired, directly or indirectly, from the disclosing Party; (c) information that has been independently developed by the receiving Party without reference to the information disclosed to the receiving Party by the disclosing Party; and (d) information received from a Third Party that, to the best of the receiving Party’s knowledge, is lawfully in possession of the same and has the right to make such disclosure.

1.06       “Effective Date” means September 29, 2017.

1.07       “Field” means Products for use in the photovoltaic generation of solar energy.

1.08       “Improvement” means (a) any new or modified product that performs the same function as a Product but (i) does so in a better or more economical way (including by reason of better quality, ease of use, efficacy, safety or performance); (ii) has a longer service life; (iii) has additional or broader functions or applicability; (iv) costs less to manufacture, package, distribute or otherwise commercialize; (v) has a better appearance; or (vi) is more marketable for any reason, than the Licensed Products; or (b) any enhancement or modification to the technology that is the subject of the Licensed Patents.

1.09       “Licensee Improvement” means an Improvement conceived, made or reduced to practice solely by Licensee and/or its Affiliates.

1.10       “Licensor Improvements” means an Improvement conceived, made or reduced to practice by Licensor and/or its Affiliates in the course of providing services under the Technical Service Agreement.

1.11       “Major Improvement” means a Licensee Improvement that is a significant redesign (which is either patent protected or maintained as a trade secret) of Products that significantly enhances the salability of the Products, for example one that reduces total installed cost of Products in an array on a building or structure by more than 10% based on the installed cost of initial Products commercialized by Licensee, as determined by the Parties negotiating in good faith.

1.12       “Milestone Payment” is defined in Article 4.01(b).

1.13       “Net Sales Price” means amounts received by Licensee from customers under invoices for purchase of Products and ancillary services (e.g. design of array, installation), less returns, allowances or credits, rebates, excise, sale, use or value-added taxes, costs of packing, transportation and insurance, delivery charges, cash and trade discounts allowed, import duties and commissions to agents. Revenues received for ancillary products (e.g. inverters) sold by Licensee at a commercially reasonable price relative to comparable products in the market will not be included in the calculation of Net Sales Price. In addition amounts received for services that are not connected to design or installation of arrays of products (e.g. power monitoring services) and that arise subsequent to (i.e. more than three months after) to the initial sale, lease or power purchase agreement (e.g. contracts entered more than six months after installation) are not included in Net Sales Price.

1.14       “Party” means either Licensor or Licensee and “Parties” shall mean Licensor and Licensee.

1.15       “Patents” means those patents and published patent applications, which are owned or controlled by Licensor at the Effective Date, and as set forth as “Patents Group A” in Appendix A-1 and “Patents Group G” in Appendix A-2 and each such Group shall include also all the patents which may issue on the said applications; including any and all foreign counterparts, divisions, extensions, continuations, continuations-in-part, reexaminations, and reissued patents of the above patents and patent applications. Any patents that may be filed on Licensor Improvements are within the scope of Patents.

1.16       “Product(s)” means photovoltaic devices and modules and components thereto including particularly, photovoltaic laminate structures, connecter components, base plate components, system parts and the like whether as a kit or separately where the device, module, component, their manufacture, or their use is covered by the claims of Patents or using Technical Information.

1.17       “Quarterly Installed Capacity” means the designed power production capacity of Products (a) sold or distributed during a Calendar Quarter, whether or not actual installation has occurred or (b) installed during the Calendar Quarter if a Running Royalty of those Products was not accounted for under 1.18(a) during the Calendar Quarter or a previous Calendar Quarter. For example, if Licensee sells Products in June to a builder who holds the Products for later installation in August, that will count toward Quarterly Installed Capacity in the Calendar Quarter ending June 30 and will not count to Quarterly Installed Capacity in the Calendar Quarter ending September 30. Clause 1.18(b) is intended to identify use of Products under alternative business models, such as power purchase agreements, where there is not a clear sale or distribution of the Products.

1.18       “Related Person” means:

(a)        A Party’s corporate parent(s), as well as any other entity directly or indirectly controlled by a Party or one or more of such parent(s), and

(b)        the officers, directors, employees, agents, or other representatives and subcontractors (and subcontractors’ employees) of a Party or of the persons named or described in item (a).

For the purposes of this definition, “control” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

1.19       “Running Royalty” is defined in Article 4.01(c).

1.20       “Technical Information” means the intellectual property, technology and know-how related to Products (including but not limited to intellectual property such as data, plans, specifications, flow sheets, designs and drawings, software, copyrights, customer lists, reports, operation manuals, economics, business projections and the like) that Licensor owns or has control of. The information described in the Technology Package is included within the definition of “Technical Information”. Licensor Improvements are included in Technical Information.

1.21       “Technology Package” means the Technical Information relating to the topics listed in Technical Appendix A to the Technology Service Agreement.

1.22       “Technical Service Agreement” means the executed agreement between Licensor’s Affiliate and Licensee in the form of Appendix F.

1.23       “Territory” means the entire globe.

1.24       “Third Party” means any person or entity that is not a Party to this Agreement.

1.25       “Trademark” means the trademarks listed in Schedule A of Appendix B.

1.26       “Trademark License” means the trademark license agreement between Licensor’s Affiliate and Licensee in the form as set forth in Appendix B.

1.27       “Upfront Payment” is defined in Article 4.01(a).

1.28       “US Government Restrictions” is defined in Article 2.03.

Article 2            Grant of License

2.01       Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a license to make, have made for the Licensee for subsequent use or sale by the Licensee, offer for sale, sell, use, import and export the Products in the Territory and the Field under the Patents and the Technical Information. Other than the have made rights recited above, Licensee has no right to grant a sublicense to any Third Party of the license granted hereunder to make or have made Products, and no sublicensee shall be permitted to grant any further licenses of the Patents and Technical Information. Nothing herein shall limit Licensee’s right to grant rights to third parties to promote, offer for sale and sell Products on behalf of Licensee (e.g., as a sales representative) or Products purchased from Licensee (e.g., as a distributor).

2.02       This license is exclusive subject to the following terms:

(a)        In regard to Patents Group G, this license is exclusive but subject to the license to the U.S. government and other U.S. government rights associated with the Solar America Initiative or SunShot projects of the Department of Energy under which the Patents Group G were developed.

(b)        The U.S. government has rights to use, reproduce, distribute, or publish Technical Information that was developed by Licensor under the Solar America Initiative or the SunShot projects of the U.S. Department of Energy.

2.03       Licensee acknowledges that some of the Patents in Patent Group G and accordingly the Products that practice those Patents may be subject to U.S. commercialization obligations as set forth in Appendix C (“US Government Restrictions”). Licensee agrees to manufacture products embodying the subject inventions of the Patents in Group G substantially in the United States as set forth in the Business Plan.

2.04       If, prior to five (5) years from the Effective Date or 50 megawatts of cumulative Quarterly Installed Capacity whichever occurs first, due to an enforcement action for violation of the US Government Restrictions while Licensee manufactures the Products substantially in accordance with the Business Plan, Licensee becomes subject to any out-of-pocket fine or payment and/or is prevented from manufacturing, selling, distributing or using Products, Licensor shall pay to Licensee an amount equal to Licensee’s out-of-pocket expenditures for such fines and payments, plus damages incurred by Licensee, with such total amount not to exceed seventy-five percent (75%) of the sum of the Upfront Payment and Milestone Payment paid by Licensee to Licensor.

2.05       Licensor shall provide assistance to Licensee in order to obtain UL certification for the Products, solely as provided in the Technical Service Agreement. If UL certification for the Powerhouse 3.0 version of the Product is not obtained within two (2) years after the Effective Date, and such failure is not due in any material part to Licensor’s failure to provide assistance as provided in the Technical Service Agreement, this license may be converted to a non-exclusive license upon sixty (60) days written notice from Licensor to Licensee.

2.06       If Licensee has not installed cumulatively 50 megawatts of Quarterly Installed Capacity within five (5) years of the date on which UL certification for the first generation Product to be made and sold by Licensee (anticipated to be PowerHouse 3.0 version of the Product) is obtained, this license may be converted to a non-exclusive license upon sixty (60) days written notice from Licensor to Licensee.

2.07       All right, title and interest in Licensee Improvements, and all of Licensee’s patents and patent applications claiming Licensee Improvements, shall remain the sole and exclusive property of Licensee.

Article 3            Transfer of Technical Information, Trademark License, Patent Procurement Activities, Minimum Efforts

3.01       Licensor shall disclose and transfer the Technical Information to Licensee through (i) delivery of the Technology Package within twenty (20) days after receipt of the Upfront Payment of Article 4.01(a), and (ii) such additional assistance (in person or by telephone or video conference, as the Parties agree) will be provided as set forth in the Technical Service Agreement.

3.02       Licensor’s Affiliate and Licensee shall execute the Trademark License simultaneously with or promptly after execution of this agreement and no later than upon receipt of the Upfront Payment of Article 4.01(a).

3.03       Licensor’s Affiliate and Licensee shall execute the Asset Transfer Agreement as set out in Appendix D simultaneously with or promptly after execution of this agreement and no later than upon receipt of the Upfront Payment of Article 4.01(a).

3.04       Licensor’s Affiliate and Licensee shall execute the Technical Service Agreement as set out in Appendix F simultaneously with or promptly after execution of this agreement and no later than upon receipt of the Upfront Payment of Article 4.01(a).

3.05       Solely during the time during which Licensee has an exclusive license hereunder, Licensee will have the primary responsibility to conduct the prosecution of the Patents using counsel of its choice acceptable to Licensor, with such acceptance not to be unreasonably withheld, delayed or conditioned.

(a)          Licensor will be kept informed of progress and will be given an opportunity to comment upon prosecution decisions. Licensor will cooperate with Licensee in the prosecution of the Patents, including executing and delivering to Licensee, at Licensee’s request, all instruments and documents, including powers of attorney, needed to prosecute the Patents and providing any other assistance reasonably requested by Licensee. Licensor will be given copies of written communications between patent offices and Licensee’s outside counsel regarding the Patents.

(b)          Bills and fees from the U.S. outside counsel and foreign agents will be paid directly by Licensee, with such amounts creditable in full against future payments due to Licensor as set forth in Section 4.01(d). Licensor will continue to pay the annuities and maintenance fees relating to the Patents directly.

(c)          No Patent will be abandoned without mutual consent of the Licensor and Licensee and for Patents Group G, appropriate prior notice to the U.S. Government. Licensor will remain responsible for such notices to the U.S. government.

If at any time the license granted herein ceases to be exclusive, Licensor shall then have full rights to control patent procurement and prosecution at its own cost. Licensee shall cooperate in transferring responsibility back to Licensor in a manner to avoid loss of rights as to patent properties but shall have no further rights or obligations under this Section 3.05.

3.06       The Business Plan is an initial indication as of the Effective Date of actions and objectives that Licensee will seek to fulfill. The Parties recognize that the Business Plan will be subject to ongoing adjustments and changes in the course of Licensee’s activities, for example due to changes in external conditions and new information learned or developed by Licensee. Material changes to the Business Plan (including particularly changes to location of manufacture of products embodying subject inventions covered by Patents Group G) must be approved by Licensor, which approval shall not be unreasonably withheld, delayed or conditioned. Licensee will show diligence in qualifying, manufacturing, and marketing Products, however Licensee’s failure to meet all the goals (excluding provisions of the Business Plan regarding the location of manufacturing components of the Products) of the Business Plan will not constitute a material breach of this Agreement if diligence is shown.

Article 4            Royalties and Payments and Effect of Non-Payment

4.01       In consideration of the License granted to Licensee hereunder, Licensee shall pay to Licensor as follows:

(a)          Upfront Payment. One million US Dollars ($1,000,000.00) shall be due and owing by Licensee within ten (10) days after the Effective Date and shall be paid as per Article 5.06.

(b)          Milestone Payment. Within thirty (30) days after receipt of UL or IEC certification for the PowerHouse 3.0 version of the Products (whichever is received first), two million US Dollars ($2,000,000) shall be due and owing by Licensee and shall be paid as per Article 5.06.

(c)          Running Royalty. Within thirty (30) days after the end of each Calendar Quarter beginning with the Calendar Quarter in which UL or IEC certification (whichever is obtained first) is received, Licensee will pay a Running Royalty. The Running Royalty shall be paid as per Article 5.06. The Running Royalty is calculated as follows:

(i)        where Products are sold and no alternative value capture methods are employed by the Licensee (as described in subsection (ii) below), the Running Royalty equals two and one-half percent (2.5%) of the Net Sales Price of each Licensed Product sold by Licensee during the respective preceding Calendar Quarter.

(ii)       where Licensee or its Affiliate maintains ownership of the Products and alternative value capture such as leasing or power purchase agreements are used, the Running Royalty equals Quarterly Installed Capacity in watts x the dollar/watt price stated in Licensee’s contract with the customer x 2.5%.

(d)          Offset. The Milestone Payment and the Running Royalty may be offset by the actual and reasonable amount spent by Licensee in regard to patent procurement pursuant to Article 3.05.

(e)          Adjustment of Running Royalty Rate. For Products that include a Major Improvement, Licensee may notify Licensor of the Major Improvement and where the Parties agree that there has been a Major Improvement the Parties will negotiate in good faith an adjustment to the Running Royalty rate.

4.02       All payments made hereunder shall not be refundable for any reason or event whatsoever, including, but not limited to, invalidation of any Patent.

4.03       The royalties and payments in this Article are the only monetary consideration due to Licensor under this Agreement.

Article 5          Accounting, Report, Inspection and Place of Payment

5.01       Reporting:

(a)          The Parties will exchange information on progress toward UL and IEC certification for each Product regularly until the Milestone Payment has been made, and no less frequently than within thirty (30) days of the end of each Calendar Quarter following the Upfront Payment. If a Party has no new information to exchange, it shall notify the other party of such fact.

(b)          After payment of the Milestone Payment, concurrently with payment of the Running Royalty due pursuant to Article 4.01(c), Licensee shall report to Licensor all information necessary to calculate the Running Royalty due under this Agreement pursuant to Article 4.01(c). The royalty report shall include at least the following information: the total amount of Products sold, installed or licensed; the Quarterly Installed Capacity for Products leased or part of power purchase agreements; the Net Sales Price for Products sold; and any adjustment to the Running Royalty rate that has been agreed to and applied pursuant to Article 4.01(e). The royalty report(s) shall be sent and shall be deemed to be validly given and effectively served, by air mail or express courier, or transmitted by facsimile with a confirming copy sent by overnight mail or courier service to:

Dow Global Technologies LLC
North America Financial & Statutory Accounting
3100 James Savage Rd.
Midland, MI 48674, USA
Attn: Royalty Accounting
Facsimile: +1-989-638-9704

5.02       If any fees or royalties are subject to withholding tax in any country in the Territory, Licensee may withhold such tax and pay it in the name of Licensor. Licensee shall indicate each country where such withholding occurred and the amount withheld in such country on the royalty report that Licensee provides under Article 5.01. Licensee shall provide to Licensor tax receipts showing the tax payment in the name of Licensor and any other documents or information reasonably necessary in order for Licensor to claim foreign tax credit for the withholding payment.

5.03       Any charges, fees, or royalties described hereunder and paid by Licensee are inclusive of all applicable income, sales, use, gross-receipts, excise, personal property, real property, intangibles, or other similar taxes. Licensor shall be solely responsible for remitting all the applicable taxes to the appropriate taxing authority in each jurisdiction. Each Party shall bear sole responsibility for all taxes, assessments, and other real or personal property-related levies on its owned or leased real or personal property, for franchise or similar taxes on its business, for employment taxes on its employees, and for intangible taxes on property it owns or licenses.

5.04       The Parties agree to reasonably cooperate with each other in good faith to accurately determine and reflect each Party’s tax liability. Each Party shall provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by either Party.

5.05       Licensor may, at its own expense and discretion, have an independent auditor who is subject to confidentiality obligations acceptable to Licensee and who is acceptable to Licensee, with such acceptance not to be unreasonably withheld, delayed or conditioned, audit the records of Licensee no more than once per year to ensure that Licensor is receiving all royalties and interest to which Licensor is entitled under this Agreement. The auditor shall not disclose any Confidential Information of Licensee to Licensor except as directly required to communicate whether all royalties and interest to which Licensor is entitled under this Agreement have been paid, and the amount of any underpayment or overpayment. No part of the auditor’s compensation may be based on the amount of any underpayment of the amounts payable by Licensee hereunder that is determined through the auditor’s activity. If the audit determines that the royalty due was underpaid by five percent (5%) or more in a calendar year, Licensee shall pay for all reasonable documented expenses payable by Licensor to the auditor to perform the audit.

5.06       Unless otherwise specified in writing by Licensor, all payments, fees or royalties due hereunder shall be made in U.S. Dollars and shall be made by wire transfer to Licensor’s account at:

Bank Name	:
Account Name	:
ABA No.	:
Account No.	:
Ref.	:

5.07       Any late payments under this Agreement that are not disputed by Licensee in good faith shall accrue interest at a rate of five percent (5%) over the nominal annual prime lending rate (as quoted at Citibank NY, New York on the day payment is due), compounded daily, from the date payment is due until Licensee pays all principal and interest in full.

5.08       Licensee shall retain records relevant to Milestone Payment and Running Royalties for at least three years from the date payment is due.

Article 6            Treatment of Confidential Information

From the Effective Date until ten (10) years after the expiration date or the termination date of this Agreement, each Party agrees not to disclose or use the other Party’s Confidential Information, except in the performance of its obligations or the exercise or enforcement of its rights under this Agreement. Neither Party shall disclose the other Party’s Confidential Information to any employee or consultant unless such employee or consultant is bound to keep such Confidential Information confidential pursuant to the terms of a written agreement or code of professional conduct. Each Party agrees to hold the other Party’s Confidential Information in confidence and exercise the same degree of care that it exercises with its own Confidential Information, but in no event less than a reasonable degree of care. In the event of any conflict between this Agreement and the Confidentiality Agreement between the Parties dated November 5, 2014, this Agreement shall control.

Article 7            Limitation of Warranty and Indemnification by Licensee

7.01       Licensor warrants that it is authorized to enter into this Agreement to provide Licensee with the rights granted hereunder and to perform its obligations hereunder and represents that it owns or has the right to extend the license granted in Article 2. Licensee warrants that it is authorized to enter into this Agreement, to provide Licensor with the rights granted hereunder and to perform its obligations hereunder.

7.02       The manufacture and sale or other disposition of the Products by Licensee as well as quality guarantees to customers, including responsibility for product liability, acquisition of approval with respect to any standards, legal or otherwise, applicable to the Products manufactured and sold by Licensee, and servicing and advertising of the Products manufactured and sold by Licensee pursuant to this Agreement shall be entirely at Licensee’s own account and responsibility, and Licensor shall not be responsible to Licensee or to any Third Party therefor.

7.03       Nothing herein shall be construed as the making by Licensor of any warranty or representation that the Technical Information meets any current or future standards or requirements of authorities, legal or otherwise, applicable to the Products in any countries in which the Products are to be manufactured or sold.

7.04       Technology licensed to Licensee hereunder is supplied to Licensee in good faith. Licensee shall have complete control and responsibility over the implementation and use of any information made available under this Agreement, and Licensor and its Affiliates and Related Persons shall not be responsible for defective implementation of the Technical Information by Licensee. It is understood that Licensor does not otherwise warrant or guarantee that such Technical Information may be used with complete safety and without hazard to employees and customers of Licensee or that Product are fit for any particular purpose or effective by any performance standard. It is Licensee’s responsibility to determine for its own satisfaction whether it wishes to adopt Technical Information and to produce, use, sell and distribute Products.

7.05       Licensor represents and warrants to Licensee that:

(a)          The Patents and the Technical Information as defined in Articles 1.15 and 1.20, respectively, include information for the purpose of manufacturing Products. Should either Licensor or Licensee determine that Licensor owns other patents and/or technical information required for the sale, installation, manufacture or use of the Products, the Parties will negotiate in good faith to include those patents in the Patents and technical information the Technical Information licensed under this Agreement on terms consistent with this Agreement.

(b)          Patents are to Licensor’s knowledge valid and enforceable.

(c)          Licensor or its relevant Affiliate will undertake to provide in good faith all services and commitments as provided by the Technical Service Agreement, which, together with Licensor’s commitments under Articles 2.05 (relating to regulatory certifications), and 3.01 (relating to Technical Information), the Parties agree is the sole and controlling agreement for providing such assistance to be rendered by Licensor to Licensee to make Products.

(d)          Licensor has no actual knowledge of Patents or Technical Information being subject to any pending or threatened inquiries or overtures by potential licensors, claims, cease-and-desist letters, or litigation.

7.06       Indemnification.

(a)          Licensee shall defend and indemnify Licensor and Licensor’s Related Persons against any and all liability and/or loss (including but not limited to attorneys’ fees and other litigation expenses) arising out of claims of third parties (“Claims”) against Licensor and its Related Persons relating to Licensee’s manufacture, sale, lease or use of Products.

(b)          The foregoing release and indemnity obligations shall apply irrespective of any actual or alleged negligence or strict liability or breach of warranty or breach of any duty or other legal responsibility of Licensor or Licensor’s Related Persons, except that the release and indemnity shall not apply to any loss or liability proximately caused by the willful misconduct of Licensor or Licensor’s Related Persons. The indemnity shall apply (but not be limited) to all personal injuries, illnesses, and deaths, and to all property losses and damages, not only of the parties to this Agreement, but also of each and every other person.

7.07       The provisions of Section 7.06 shall be effective to, and only to, the maximum extent, scope and amount permitted by the applicable law and shall be so construed, interpreted and enforced by any reviewing arbitrator or court. If such provisions are determined to exceed the maximum extent, scope or amount of protection permitted by the applicable law, said provisions shall be construed, interpreted and enforced so as to preserve the maximum protection that is permitted by the applicable law.

7.08       Neither Licensor nor Licensee shall settle or compromise any claim or lawsuit without the prior written consent of the other if the settlement or compromise places any obligation on the other Party.

7.09       Insurance: Licensee shall procure, pay premiums for and maintain in full force and effect at least the following insurance coverage: Comprehensive General Liability Insurance (including contractual liability, products liability/completed operations and professional liability) with a bodily injury, death and property damage combined single limit of not less than $5,000,000 per occurrence. The Comprehensive General Liability coverage required by this section can be a combination of primary and excess or umbrella liability insurance policies. On or before providing Products to third parties, Licensee will furnish Licensor a certificate(s) from an insurance carrier showing all insurance set forth above. The certificate(s) will include the following statement: “The insurance certified hereunder is applicable to all contracts between Dow Global Technologies LLC (DGTL) and the Insured. This insurance may be canceled or altered only after thirty (30) days’ written notice to DGTL.” The insurance, and the certificate(s), will (1) name Dow Global Technologies LLC (including Affiliates and DGTL and its Affiliates officers, directors, employees, servants, agents, successors, and assigns) as additional insureds with respect to Licensee’s performance under this Agreement, (2) provide that such insurance is primary to any liability insurance carried by DGTL, and (3) provide that underwriters and insurance companies of Licensee may not have any right of subrogation against DGTL (including its Affiliates and DGTL’s and its Affiliates’ officers, directors, employees, servants, agents, successors and assigns). Licensee shall be solely responsible for the payment of any deductibles under the coverage required to be maintained hereunder.

7.10       EXCEPT AS PROVIDED IN THIS AGREEMENT, LICENSOR DOES NOT UNDERTAKE, AND LICENSEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATIONS OR WARRANTEES WHATSOEVER FOR THE RIGHTS AND LICENSES GRANTED HEREUNDER EITHER EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS ASSOCIATED WITH THE USE OF THE PATENTS OR THE TECHNICAL INFORMATION.

7.11       Licensor and its Affiliates are under no obligation to hold Licensee harmless against infringement of Third Party patents.

7.12       Licensor’s entire, complete and cumulative liability under this Agreement, under warranties extended, and otherwise, regardless of the theory giving rise to such liability shall not exceed all payments payable to Licensor under Article 4 of this Agreement.

7.13       Nothing in this Agreement shall be construed as:

(i)        a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of Third Parties;

(ii)       a requirement that Licensor or Licensee shall file any patent application, secure any patent, or maintain any patent in force; or

(iii)        conferring a right to use in advertising, publicity, or otherwise any trademark or tradename of Licensor or Affiliate of Licensor except as specifically provided for in Appendix B, and except that Licensee may refer to Products being based upon technology developed by Dow in connection with Licensee’s promotion, sale and maintenance of the Products.

Article 8            Term and Termination

8.01       The term of this Agreement shall commence upon the Effective Date and shall continue in full force and effect until the later of the last to expire Patent or ten (10) years after the first commercial sale or use of Products bearing a Running Royalty. Upon the expiration of this Agreement, Licensee shall have a fully paid paid-up license to continue to use the Technical Information in the Territory and Field and both Parties shall be released from all the obligations under this Agreement, except in regard to Article 2.03, Article 7 and Article 18 (Export Control).

8.02       If Licensee materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice describing such alleged breach in detail or fails to agree with Licensor on a plan to effect such a cure within a reasonable time period, with such agreement not to be unreasonably withheld, conditioned or delayed, Licensor may terminate this Agreement and revoke the license grant in Article 2 upon written notice to Licensee. Upon termination of the license grant in Article 2, Licensee shall immediately return all Technical Information to Licensor and destroy (or cause to be destroyed) all other Confidential Information of Licensor in the possession of Licensee or its Related Persons, except Licensee may keep a copy of this Agreement in its legal archives for enforcement and compliance purposes. Thereafter, Licensee shall not use Technical Information for any purpose except as licensed in writing under a separate contract.

8.03       While not to be considered an exhaustive list of material breaches, the following items shall be considered material breaches: failure to make payments due and failure to comply with the obligations of Articles 2.03 (US Government Restrictions) or Article 18 (Export Controls).

8.04       Licensee may terminate this license upon ninety (90) days written notice to Licensor. Upon termination of the license grant in Article 2, Licensee shall provide Licensor with a full copy of all files related to patent prosecution occurring pursuant to Article 3.05 and immediately return all Technical Information to Licensor and destroy (or cause to be destroyed) all other Confidential Information of Licensor in the possession of Licensee or its Related Persons, except Licensee may keep a copy of this Agreement in its legal archives for enforcement and compliance purposes. Thereafter, Licensee shall not use Technical Information for any purpose except as licensed in writing under a separate contract.

8.05       Termination or expiration of this Agreement shall not, in any way, affect, impair or destroy any right or remedy of the Parties which has accrued prior to such termination.

Article 9            Force Majeure

Neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, or other similar contingencies beyond the reasonable control of the respective Parties.

Article 10         Notice

All notices or other communications required or permitted to be given hereunder will be in writing and delivered to the addresses of the Parties set forth below and will be deemed to have been duly given, unless otherwise provided: (a) if delivered by hand, when delivered with written evidence of receipt; (b) if delivered by internationally recognized overnight courier, one (1) business day after deposit with such courier; (c) if delivered by facsimile (with electronic evidence of receipt), then on the business day such facsimile is transmitted or if not transmitted on a business day, the first business after such facsimile was transmitted; or (d) if delivered by e-mail (with electronic evidence of receipt), then on the business day of receipt.

To:	Licensor Dow Global Technologies LLC 2040 Dow Center Midland, MI 48674, USA Attention: Intellectual Property – Legal Department FAX: +1-989-636-3237 With a copy to:

To:	Licensee RGS Energy 110 16th Street, Suite 300 Denver, Colorado 80202 Attention: Dennis Lacey email: dennis.lacey@rgsenergy.com FAX: 303-223-9206

Article 11          Assignment

Except as otherwise provided herein, this Agreement may not be assigned by Licensee, by operation of law or otherwise, without the prior written consent of the Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment in contravention of the foregoing shall be void and of no effect. Licensor may assign this Agreement only to a transferee of the Patents and will provide written notice to Licensee of any such assignment.

Article 12          Jurisdiction and Venue

Both Parties consent to jurisdiction and venue in the US District Court for the Eastern District of Michigan (or, if the US District Court lacks subject matter jurisdiction, in the Michigan 42nd Circuit Court) for the sole purpose of interpreting and enforcing this Agreement.

Article 13          Governing Law

This Agreement and all questions arising out of or under this Agreement shall be governed by and interpreted in accordance with the laws of the state of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Article 14          Waiver

Any failure of either Party to enforce, at any time or for any period of time, any of the provision of this Agreement shall not be construed as a waiver of such provisions or of the right of such Party thereafter to enforce each and every such provision.

Article 15          Entire Agreement

This Agreement constitutes the entire and only agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes any other commitments, agreements or understandings, written or verbal, that the Parties hereto may have had. No modification, change and amendment of this Agreement shall be binding upon the Parties hereto except by mutual express consent in writing of subsequent date signed by authorized officer or representative of each of the Parties hereto.

Article 16          Headings

The headings of articles and paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective articles and paragraphs of this Agreement.

Article 17          Severability

If any of the provisions contained in this Agreement shall be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Article 18          Export Controls

The Parties are aware of the Export Administration Regulations of the United States Department of Commerce and each hereby provides its assurance that any Technical Information or data disclosed hereunder, to the extent such Technical Information or data can be exported or re-exported hereunder, shall only be exported or re-exported under a validated license or other authorization as may be required under United States law and regulations. This obligation survives expiration or termination of this Agreement.

Article 19          Publicity

Licensee and Licensor will cooperate and agree upon an appropriate press release to be released after receipt of the Upfront Payment by Licensor.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in two (2) copies by their respective duly authorized officer or representative as of the day first above written.

Dow Global Technologies, LLC		Real Goods Solar Inc., d/b/a RGS Energy

By:		By:

Name:	Mark A. Whiteman	Name:

Title:	President	Title:

Date:		Date:

Attachments:

Appendix A – Patents
Appendix B – Trademark License Agreement
Appendix C – U.S. Commercialization Obligations
Appendix D – Form of Asset Transfer Agreement
Appendix E – Business Plan
Appendix F – Form of Technical Service Agreement

Appendix A

Appendix A-1 PATENTS – Group A

CASE REFERENCE	TITLE	APPLICATION NUMBER	PUBLICATION NUMBER	GRANT NUMBER	EXPIRATION DATE
71276-CN-PCT	INTERFACE SYSTEM AND METHOD FOR PHOTOVOLTAIC CLADDING TO STANDARD CLADDING	201280037686.0	104145421		07/27/2032
71276-US-PCT		14/234211	2015-0083197		07/27/2032
71275-CN-PCT	PHOTOVOLTAIC DEVICES WITH AN IMPROVED POSITIONING AND LOCKING FEATURES AND METHOD OF ASSEMBLY	201280037700.7			07/27/2032
71275-EP-EPT		12751172.3	2737547		07/27/2032
7 1275-JP-PCT		2014-523077	2014-525000		07/27/2032
7I275-US-PCT		14/234705			07/27/2032
71274-US-PCT	PHOTOVOLTAIC DEVICES WITH AN IMPROVED THERMAL MANAGEMENT FEATURES	14/342413			09/19/2032
71274-CN-PCT		2012800458903	CN103907202	201280045890.7	9/19/2032
72587-US-PCT	AN APPARATUS AND METHOD FOR LOCATING A DISCONTINUITY IN A SOLAR ARRAY	14/398164	2015-0107642		04/12/2033
72592-CN-PCT	HIGH UTILIZATION PHOTO-VOLTAIC DEVICE	201380028685.4	104335356		05/29/2033
72588-CN-PCT	FLEXIBLE BUILDING INTEGRATED PV DEVICE	201280074505.1	104428991		07/05/2032
72588-US-PCT		14/407112	2015-0222224		07/05/2032
73998-CN-PCT	REINFORCEMENT PV LAMINATE	201380064135.8	104854713		11/25/2033
73998-EP-EPT		13808329.0	2936564		11/25/2033
73998-US-PCT		14/440428	2015-0287856		11/25/2033
76776-WO-PCT	BASE PLATE FOR PHOTOVOLTAIC MODULE	PCT/US15/054636	WO/2016/060924		10/08/2035
76776-CA-PCT		2964258
76776-CN-PCT			106797195
76776-EP-EPT			3207631
76776US-PCT			2017-0248344
76773-WO-PCT	CONNECTOR FOR JOINING PHOTOVOLTAIC COMPONENTS	PCT/US15/043385	WO/2016/076926		08/03/2035
76773-CA-PCT		2966405
76773-CN-PCT			107005199
76773-EP-EPT			3219007
76773-US-PCT		15/526483

76772-WO-PCT[2]	INTEGRATED FRAME FOR PHOTOVOLTAIC MODULE	PCT/US15/56606	WO/2016/077041		10/21/2035
76772-CA-PCT[2]		2966327
76772-CN-PCT[2]		201580058800.1
76772-EP-EPT[2]			3219006
76772-US-PCT[2]		15/526480
77730-WO-PCT	ASYMMETRICAL INTEGRATED FRAME FOR PHOTOVOLTAIC MODULE	PCT/US16/038344			06/20/2036
77774-WO-PCT	IRREGULAR PHOTOVOLTAIC ROOFING SYSTEM	PCT/US16/040607			07/01/2036
77776-WO-PCT	ALIGNMENT FEATURES FOR A PHOTOVOLTAIC ROOFING SYSTEM AND A METHOD OF FORMING A PHOTOVOLTAIC ROOFING SYSTEM	PCT/US16/040934			07/05/2036
77992-WO-PCT	INSTALLATION INDICATORS FOR A PHOTOVOLTAIC ROOFING SYSTEM AND A METHOD OF FORMING A PHOTOVOLTAIC ROOFING SYSTEM	PCT/US16/041442			07/08/2036
77775-WO-PCT	WATER TIGHT PHOTOVOLTAIC ROOFING SYSTEM	PCT/US16/040936			07/05/2036
78292-US-PSP	PHOTOVOLTAIC ELEMENTS INCLUDING DRAINAGE ELEMENTS
70983-US-NP	THROUGH ROOF CONNECTOR ASSEMBLY FOR A PHOTOVOLTAIC BUILDING SHEATHING ELEMENT			8695291

Appendix A-2 PATENTS – Group G

CASE REFERENCE	TITLE	APPLICATION NUMBER	PUBLICATION NUMBER	GRANT NUMBER	EXPIRATION DATE	GOVERNMENT CONTRACT ID
67666-US-PCT	PHOTOVOLTAIC DEVICE ASSEMBLY AND METHOD	12/989743	2012-0118349	9147786	08/10/2031	SAI
67666-CN-PCT		200980116089.5	102017181	200980116089.5	05/01/2029
67666-AU-PCT		2009244549		2009244549	05/01/2029
67666-CA-PCT		2723395		2723395	05/01/2029
67666-JP-PCT		2011-507681	2011-520268	5416204	05/01/2029
67666-MX-PCT		MX/a/2010/012073		314326	05/01/2029
67666-US-PCD		14/797857	2015-0318427		05/01/2029
67666-EP-EPD		15187493.0	2999009		05/01/2029
74454-WO-PCT	SUPPORT STRUCTURE FOR SOLAR MODULE	PCT/US14/033137	WO/2014/193542		04/07/2034
74454-CA-PCT		2912798			04/07/2034
74454-CN-PCT		201480028389.9	105706358		04/07/2034
74454-EP-EPT		14720464.8	3005421		04/07/2034
74454-J P-PCT		2016-516648			04/07/2034
74454-US-PCT		14/786083	2016-0087575		04/07/2034
74471-CN-PCT	SUPPORT STRUCTURE FOR SOLAR MODULE CONNECTOR SYSTEM FOR PHOTOVOLTAIC ARRAY	201480039908.1	105378941		06/04/2034	Sunshot
74471-EP-E PT		14736522.5	3022774		06/04/2034
7447I-JP-PCT		2016-527990			06/04/2034
74471-US-PCT		14/898608	2016-0156307		06/04/2034

Appendix B

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is made as of the Effective Date by and between The Dow Chemical Company a company organized and duly registered under the laws of the State of Delaware, United States of America, and having its principal place of business at 2030 Dow Center, Midland, Michigan 48674, United States of America, (referred to as “LICENSOR”); and Real Goods Solar Inc., d/b/a RGS Energy, a company organized and existing under the laws of Colorado and having its principal place of business at 110 16th Street, Suite 300, Denver, Colorado 80202 (“LICENSEE”).

PRELIMINARY STATEMENTS

WHEREAS, LICENSOR is the owner of the rights in certain trademarks and LICENSEE desires to obtain a license to use these trademarks in connection with the manufacture and sale or distribution of photovoltaic technology from technology licensed from an affiliate of LICENSOR as described and governed by the Technology License Agreement, as defined below;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

AGREEMENT

1.           DEFINITIONS: The following terms shall have the meanings as set forth below:

1.1          “Effective Date” shall be as defined in Article 1.06 of the Technology License Agreement.

1.2          “Products” shall be as defined in the Technology License Agreement.

1.3          “Technology License Agreement” shall mean the Technology License Agreement entered between Dow Global Technologies LLC and LICENSEE dated as of the Effective Date.

1.4          “Term” shall have the meaning given in Section 9.

1.5          “Territory” shall mean the countries listed in Schedule A.

1.6          “Trademark(s)” shall mean the POWERHOUSE trademark as identified on Schedule A.

1.7          “Use Guidelines” shall mean the use guidelines for the Trademark that are set forth on Schedule B, as may be amended and updated by LICENSOR from time to time.

2.           LICENSE GRANT:

2.1          Commencing on the Effective Date and for the Term of this Agreement, LICENSOR hereby grants to LICENSEE a limited, exclusive, non-assignable, non-transferable, terminable royalty-free personal license to use the Trademarks solely in connection with the manufacture, promotion, use, sale of the Products in the Territory and with services ancillary thereto, including support and maintenance of the Products, subject to all the terms and conditions contained herein. Such use shall be additionally subject to all the terms and conditions of the Technology License Agreement and used in conformance with the Use Guidelines.

2.2          LICENSEE agrees that it will only use the Trademark on Products which are produced and packaged by LICENSEE in strict compliance with the standards and directions set forth in the Technology License Agreement.

3.           NON-TRANSFERABILITY: Except as otherwise provided herein, the license granted in this Agreement is not assignable or transferable by LICENSEE without the prior written consent of the LICENSOR. LICENSEE shall have the right to sublicense to its Affiliates as defined by the Technology License and to assign this Agreement in connection with a permitted assignment of the Technology License Agreement without consent from the LICENSOR. Each sublicensed Affiliate shall be bound by all the terms of this Agreement. Any attempt to transfer this Agreement in violation of this section shall be void and have no effect. This Agreement and each and every covenant, term and condition herein are binding upon and inure to the benefit of the parties and their respective successors and permitted assignees.

4.           OWNERSHIP:

4.1          LICENSEE recognizes the great value of the goodwill associated with the Trademarks and acknowledges that the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to LICENSOR. LICENSEE agrees that all use of the Trademarks by LICENSEE shall inure to, and be for the benefit of LICENSOR, and shall be deemed to be use of the Trademarks by LICENSOR. LICENSEE also agrees that all goodwill arising from LICENSEE’S use of the Trademarks shall inure to the benefit of LICENSOR.

4.2          LICENSEE shall not alter the Trademarks in any manner, and shall faithfully reproduce the Trademarks as prescribed by LICENSOR, as set forth in this Agreement and any usage guidelines issued by LICENSOR from time to time. LICENSEE acknowledges that any trademark usage guidelines issued by LICENSOR may be modified from time to time by LICENSOR, and LICENSEE agrees to incorporate all such changes as soon as possible after notification.

4.3          LICENSEE shall not have the right to use any trademark of LICENSOR on any goods not approved by LICENSOR.

4.4          LICENSEE agrees that nothing in this Agreement shall give LICENSEE any right, title or interest in the Trademarks, other than the right to use the Trademarks in accordance with the license granted in this Agreement. LICENSEE also agrees that it will not challenge the title or any rights of LICENSOR in and to the Trademarks or challenge the validity of this Agreement.

5.           PROTECTION OF TRADEMARKS: In order to preserve all rights and goodwill in the Trademarks or any other trademarks of LICENSOR, it is further agreed that:

5.1          LICENSEE agrees to assist LICENSOR in the procurement of any registration for, or to protect any of LICENSOR’S rights to, the Trademarks. During this Agreement and thereafter LICENSEE shall not have the right to obtain trademark, copyright, or design patent registrations of the Trademarks or any trademark confusingly similar to Trademarks.

5.2          LICENSEE shall, as soon as it becomes aware of any use by others of a trade name, trademark, or trade dress of goods, including any promotion or advertising that could amount to infringement of LICENSOR’s rights in the Trademarks, or unfair competition with Trademarks, immediately provide written notice of such use to LICENSOR. LICENSOR shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations.

5.3          LICENSEE shall not have the right to institute proceedings for infringement of any licensed Trademark, or to institute proceedings against a competitor for unfair competition or improper use of the Trademarks, or to incur any costs or obligations on behalf of LICENSOR, unless LICENSEE has prior written consent from LICENSOR.

5.4          If LICENSEE becomes aware that a third party alleges that the Trademarks are invalid or that the use of the Trademarks infringes any rights of another party or that the Trademarks are otherwise contested, LICENSEE shall immediately give LICENSOR full particulars thereof in writing and shall make no comment or admission to any third party in respect thereof.

5.5          LICENSEE shall give full cooperation to LICENSOR in any action, claim or proceeding brought or threatened against the Trademarks, including listing LICENSEE as a named party if such is needed in the reasonable discretion of LICENSOR to enforce LICENSOR’S rights.

6.           USE OF TRADEMARKS/MAINTENANCE OF QUALITY: LICENSEE acknowledges that the continued maintenance of the high quality standards of the products associated with the Trademarks and the value of the Trademarks and their associated goodwill are essential elements of the License granted herein. LICENSEE agrees that all Products shall be of high and merchantable quality. Therefore, the quality, style and all other aspects of the Products shall at all times be subject to the control and approval of LICENSOR pursuant to the procedures set forth in this Section 6.

6.1          Treatment: LICENSEE shall comply with all instructions and guidelines for trademark use issued by LICENSOR from time to time. LICENSEE shall use its best efforts to ensure the Trademarks are:

(a)	Prominently and conspicuously displayed in all capital letters distinguished and distinctive from surrounding text;

(b)	Not modified in any manner without the prior written consent of LICENSOR;

(c)	Followed by a generic descriptive term;

(d)	Follow the Trademark with a superscript “TM” on all tags, labels and printed materials;

(e)	Footnoted: “TM Trademark of The Dow Chemical Company, used under license.”

6.2          Inspection: The Trademarks shall at all times be used by LICENSEE only on or in connection with the Products. LICENSEE shall permit LICENSOR and its agents to inspect LICENSEE’S facilities, methods, processes, containers, materials and premises where the Products are made or warehoused with reasonable prior written notice, during normal business hours and without disruption to LICENSEE’S business operations to ensure that the Products are in compliance with and conform to LICENSOR’S quality control specifications.

6.3          Samples: To ensure LICENSEE’S use of the Trademarks complies with this Agreement, LICENSEE shall, upon request, supply to LICENSOR, at LICENSEE’S expense, samples of all product labels, advertising, promotional and other materials bearing the Trademarks before finalization of such items and shall use its best efforts to provide such materials to LICENSOR more than thirty (30) business days prior to LICENSEE’S intended use of such items. Additionally, in the event LICENSEE materially changes the manner in which it uses or displays the Trademarks, LICENSEE shall notify LICENSOR and if requested, furnish LICENSOR with representative specimens of such materials prior to finalization. LICENSEE shall use its best efforts to provide such materials to LICENSOR at least thirty (30) business days prior to LICENSEE’S intended use of such items. LICENSOR shall use reasonable commercial efforts to expedite its review of and response regarding any materials submitted to LICENSOR under this Section 6. In the event LICENSOR reasonably believes that any use of the Trademarks by LICENSEE does not comply with LICENSOR’s instructions, guidelines or the spirit of this Agreement, LICENSOR may request specific changes and LICENSEE shall use its best efforts to implement such changes as soon as possible.

6.4          Approval Required: The Powerhouse 2.0 Product and Powerhouse 3.0 Product as foreseen by the Business Plan are deemed accepted by LICENSOR as Products in connection with which LICENSEE may use the Trademarks. Products that are materially different from the Powerhouse 2.0 Product or Powerhouse 3.0 Product as foreseen by the Business Plan will be subject to approval by LICENSOR, and shall not be manufactured, used, distributed or sold by LICENSEE bearing the Trademark without such approval. Any products in violation of this Section 6 shall be corrected or destroyed at LICENSEE’S expense. LICENSOR shall have the right to inspect any corrected Products before they are used or sold.

6.5          When using the Trademarks under this Agreement, LICENSEE agrees to comply with all laws pertaining to the use of trademarks in the Territory.

7.           INDEMNITY: LICENSEE assumes complete responsibility for the Products and shall comply with all applicable statutes and regulations relating to the manufacture, packaging, labeling, registration, use, sale and distribution of the Products. LICENSEE shall indemnify, defend and hold harmless LICENSOR, its Affiliates and their Related Persons from and against any and all claims, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) incurred or suffered by LICENSOR arising from or relating to (a) LICENSEE’S manufacture, packaging, labeling, registration, sale or distribution of the Products, or (b) LICENSEE’S breach of this Agreement, or the Technology License Agreement.

8.           WARRANTY: LICENSOR warrants that to the best of its knowledge, it is the owner of the Trademarks. As of the Effective Date of this Agreement, LICENSOR is not aware of any claim that use of any of the Trademarks on Products infringes any valid third party trademark, trade dress, copyright, or other rights. If LICENSOR becomes aware of any such claim of infringement, then LICENSOR reserves the right to delete by written notice to LICENSEE, any of the trademarks licensed under this agreement which are the subject of such claim, and LICENSEE shall stop using such deleted trademark.

9.           LICENSOR will not object if LICENSEE uses the Trademark on Products outside the Territory. Such use will be at LICENSEE’S own risk and LICENSOR has no obligations or liabilities in association with such use.

10.         If LICENSEE believes it would be beneficial to file and obtain registrations of the POWERHOUSE Trademark in such additional countries, they shall notify LICENSOR. LICENSEE and LICENSOR shall discuss in good faith whether LICENSOR will file such additional registrations.

11.         TERM AND TERMINATION: This Agreement shall become effective as of the Effective Date, and shall remain in effect for as long as the Technology License Agreement remains in effect and LICENSEE is not in material breach of any of the terms of the Agreement; unless this Agreement has been terminated earlier according to the provisions of this Section 11. LICENSOR reserves the right to add or delete specific marks licensed under this Agreement without terminating the underlying Agreement. Additionally, this Agreement may be terminated at any time upon written notice only for the following reasons:

11.1        Breach: If LICENSEE defaults in the performance or observance of any material provision of this Agreement, and such material default remains uncured for a period of sixty (60) days after receipt of written notice specifying such default.

11.2        Bankruptcy: Either party, may upon written notice to the other party, immediately terminate this Agreement at any time upon or during the bankruptcy, receivership, insolvency, liquidation or dissolution of the other party, or upon or after the appointment of a receiver or trustee for the property or assets of the other party, or upon or after an assignment for the benefit of creditors.

12.         CONDUCT UPON TERMINATION: Upon and after termination of this Agreement, all rights granted to LICENSEE under this Agreement shall immediately revert to LICENSOR, who shall remain free to license others to use the Trademarks in connection with the manufacture, sale and distribution of the Products without restriction. LICENSEE shall immediately discontinue the manufacture, use and sale of all Products bearing the Trademarks. LICENSEE will also refrain from further use of the Trademarks or any further reference to the Trademarks, direct or indirect, or anything deemed by LICENSOR to be similar to Trademarks in connection with the manufacture, sale, promotion or distribution of LICENSEE’S products. Any inventory bearing the Trademarks may only be sold with LICENSOR’S prior express written permission, and only for a period of three months after termination.

13.         LIMITED LIABILITY: To the full extent of any disclaimer permitted under applicable law, LICENSOR shall not, whether as a result of breach of contract, warranty, tort (including negligence), patent infringement, copyright infringement or otherwise, have any liability to LICENSEE nor shall LICENSOR be required to indemnify LICENSEE for incidental or consequential damages, including but not limited to, loss of profit or revenues, loss of business opportunity, loss of use of the products or any associated equipment, cost of capital, cost of substitute products, facilities or services, or downtime costs.

NOTICES: All notices, consents, approvals, or other communications required or permitted hereunder shall be sent in writing and either: (a) personally delivered by courier service to such party or a responsible officer of such party; (b) sent by certified mail, postage prepaid; or (c) transmitted by facsimile, charges prepaid, confirmation by prepaid certified mail or courier service. All such notices and communications shall be deemed to have been received: (a) if by courier, on the date of delivery; (b) if by certified mail, ten (10) days after deposit in the mail; and (c) if by facsimile, on the second business day after transmission and the appropriate answer back is received. All communications shall be sent to the addresses set forth below:

FOR LICENSOR

Bradley Bidwell, Trademark Counsel
The Dow Chemical Company
2040 Dow Center
Midland, MI 48674, USA
bwbidwell@dow.com
Fax: 989.636.3237

FOR LICENSEE

RGS Energy
110 16th Street, Suite 300
Denver, Colorado 80202
Attention: Dennis Lacey
email: dennis.lacev@rgsenergv.com
FAX: 303-223-9206

Or to such other address or person as each party may, from time to time, designate to the other party by written notice.

14.         RELATIONSHIP OF THE PARTIES: The parties to this Agreement remain independent contractors with a licensor/licensee relationship. This Agreement does not create any partnership, joint venture, or agency relationship between them and does not give rise to any fiduciary obligation between the parties and does not create any obligation between them other than those defined herein. Neither party has authority to bind the other party, and no employment relationship is created by this Agreement.

15.         HEADINGS: The section headings contained in this Agreement are intended only for convenience reference and shall not affect the interpretation of this Agreement.

16.         NO WAIVER: The failure of either party to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not prejudice or affect its rights hereunder. No waiver by either party shall operate as a waiver of any subsequent or continuing breach, and no waiver shall be effective unless made in writing.

17.         VALIDITY: If any provision of this Agreement is held to be invalid or unenforceable, this Agreement shall be construed without such provision.

18.         CHOICE OF LAW: The governing law shall be the State of Michigan.

19.         ENTIRE AGREEMENT: This Agreement, consisting of Sections 1 through 21 with Schedules A and B, and the Technology License Agreement (which is expressly incorporated by reference herein), constitutes the entire understanding between the parties concerning the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written. This Agreement may be amended, altered or modified only by an instrument in writing duly executed by the authorized representations of both parties.

20.         DISPUTE RESOLUTION: Both parties will attempt in good faith to resolve any dispute arising out of this Agreement promptly by negotiation between the parties in the ordinary course of business. Senior representatives of each party will be available to meet and attempt to resolve such dispute if not resolved within sixty (60) days. Notwithstanding the above, either party may seek a preliminary injunction or other relief prior to the sixty (60) days to avoid irreparable harm or expiration of applicable statute of limitations. Any dispute shall be resolved as per Article 12 of Technology License Agreement.

21.         ROYALTY: The Royalty requirements of the Technology License Agreement are incorporated by reference herein.

IN WITNESS WHEREOF, the parties hereto have understood, agreed to and caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the date written beneath their respective signatures.

LICENSOR
The Dow Chemical Company

By:

Name:

Title:

Date:

LICENSEE
Real Goods Solar Inc., d/b/a RGS Energy

By:

Name:

Title:

Date:

SCHEDULE A – TRADEMARKS

Trademark	App / Reg Number	Country
POWERHOUSE	9884263	China
POWERHOUSE	4154481	United States of America

SCHEDULE B – USE GUIDELINES TO “POWERHOUSE” TRADEMARK LICENSE

1.	DEFINITIONS:

A.	“Trademark” shall refer to the trademark “POWERHOUSE”.

B.	“Generic Descriptor” shall refer to the term “building integrated photovoltaic” or “solar shingles” for POWERHOUSE, or its equivalent as appropriate.

C.	“Notice” shall collectively refer to the small “TM” superscripted to the right of the Trademark.

2.	TRADEMARK USAGE IN TEXT, SUCH AS ADVERTISING MATERIALS, LABELS, WEBSITE AND PROMOTIONAL MATERIAL:

A.	THE TRADEMARK SHOULD BE USED DISTINCTIVELY: The trademark “POWERHOUSE” should always appear distinctive, such as in all caps from the surrounding text. Example:

All caps:          POWERHOUSETM solar shingles

B.	GENERIC DESCRIPTOR: uses in the text should be followed by the generic descriptor (“solar shingles” or its equivalent) in lower case in (1) the MOST PROMINENT use of the mark, (2) the FIRST USE IN RUNNING TEXT OR IN EACH NEW SECTION; and (3) ONCE EVERY PAGE OR FIELD OF VISION.

C.	TRADEMARK NOTICE “TM” SYMBOL: The trademark notice (TM symbol) SHOULD APPEAR superscripted at the end of the trademark: (1) ON THE MOST PROMINENT USE; SUCH AS THE MAIN USE ON A LABEL OR THE HEADLINE OF A DOCUMENT; and (2) THE FIRST USE OF THE MARK IN RUNNING TEXT AND IN EACH NEW SECTION; and (3) ONCE EVERY PAGE OR FIELD OF VISION.

D.	FOOTNOTE: The following footnote must be legible and be placed in an appropriate location on print applications in which the Word Mark appears or is used. For clarity, for written text pieces containing a single subject and less than five pages in length, the Footnote should appear on the bottom of the last page of the text. Written text pieces that are greater than five pages in length should have the footnote on each page that has a trademark reference. For written pieces with multiple subject materials, such as the Intranet or Internet, the footnote should appear as a footer on each page of the document. For slide presentations, the footnote should appear once, either at the beginning or at end of the slide presentation.

The TM should match the convention used on the Trademark:

TM Trademark of The Dow Chemical Company, used under license.

E.	DO NOT ALTER THE MARK: Do not alter the trademark in spelling or usage. It should always be an adjective that modifies the generic. Avoid using the trademark in a possessive form.

Appendix C

U.S. Commercialization Obligations

SAI – CONTRACT #598 (880607BK)

(i) Preference for United States industry.

Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(t) U.S. Competitiveness

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States unless the Contractor can show to the satisfaction of the DOE that it is not commercially feasible to do so. In the event the DOE agrees to foreign manufacture, there will be a requirement that the Government’s support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government’s investment, etc. The Contractor agrees that it will not license, assign or otherwise transfer any waived invention to any entity unless that entity agrees to these same requirements. Should the Contractor or other such entity receiving rights in the invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license, or other transfer of rights in the waived invention is suspended until approved in writing by the DOE.

SUNSHOT – CONTRACT #606 (880607BT)

(i) Preference for United States industry.

Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(t) U.S. Competitiveness

(1) DOE and the Contractor acknowledge that the project being funded, at least in part, by this agreement is to develop and integrate high value components, including a photovoltaic cell, into a building integrated photovoltaic (BIPV) module that will serve both as a roofing shingle and a photovoltaic cell. The Recipient agrees. as a condition of DOE waiving certain rights to any subject invention under this agreement pursuant to this patent rights clause, that the integration or assembly of the components for the BIPV module, including the integration of the photovoltaic cell into the module, and any packaging activities shall be conducted in the United States for any BIPV module, that (i) embodies or is made through the use of a subject invention and (ii) is intended for the United States market.

(2) The Contractor may ask for a waiver or modification to this U.S. competitiveness provision by demonstrating to the satisfaction of DOE that compliance with the U.S. competitiveness provision is no longer commercially feasible. In the event DOE agrees to a waiver or modification. There will be a requirement that the Government’s support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government’s investment, etc. The Contractor further agrees to make the above condition binding on any assignee or licensee or any entity otherwise acquiring rights to any waived subject invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived subject invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license or other transfer of rights in any waived subject invention is suspended until approved in writing by DOE.

Appendix D – Form of Asset Transfer Agreement

See Attached.

Appendix E – Business Plan

RGS’ Proposed Business Plan for Sales and Installations of Powerhouse 3.0:

To create customer awareness of Powerhouse 3.0 and to sell Powerhouse 3.0, RGS proposes the following:

1)	Marketing and Branding

a)	Using RGS’ established digital marketing strategy, RGS will create key-word and internet landing pages, websites or social marketing channels to attract customers interested in re-roofing and solar. RGS anticipates that customer leads will be received, consistent with its current programs for solar system marketing.

b)	RGS acknowledges and greatly appreciates that the Dow brand name is highly recognizable and respected by US consumers and, accordingly, the use of Dow’s name in marketing is necessary for optimizing marketability of Powerhouse 3.0. Dow agrees pursuant to the Technology License Agreement and Trademark Agreement between the Parties, that RGS is permitted to identify Dow to be identified in marketing materials as licensed technology from the Dow Chemical Company” or other similar designation as permitted in the definitive agreement. This does not include the right to use the Dow Diamond mark.

c)	RGS may employ marketing strategies such as:

i)	Traditional print advertising in trade magazines and potential customer facing periodicals.

ii)	Utilizing TV/radio broadcasting such as cable networks and home improvement shows, where potential customers can view or hear about Powerhouse 3.0, events, and tradeshows where potential customers will have an opportunity to see the product and be educated on their use to improve their roof and see how they might receive a return on a Powerhouse 3.0 investment.

iii)	Public relations will be used to tell the Powerhouse story and to provide education to the public about the product.

iv)	Partner programs with a few key roofing installers to achieve more referrals and create company advocates for a referral fee.

v)	Digital marketing channels including social media and influencer marketing for word of mouth referrals and education of potential customers.

2)	Sales to Residential Homeowners

a)	Using RGS’ established call center, we will approach potential customers from the landing pages and seek to arrange a follow up with an RGS sales consultant operating from RGS’ call center. We anticipate having to increase the size of this department.

b)	Develop and utilize a referral network of authorized roofing installers for leads.

c)	RGS expects to implement specific training programs for sales consultants and the Authorized Roofing Network for the Powerhouse 3.0 product.

3)	Sales to Homebuilders

a)	RGS will retain dedicated personnel devoted to the homebuilder industry.

b)	The DOW name and reputation will be an asset to assist RGS with its introduction into the homebuilder marketplace. Much of the marketing and sales strategies used for the above residential homeowner sales will also be used for the homebuilder industry.

4)	Supply Chain

a)	RGS anticipates that it will not itself physically manufacture Powerhouse products and will instead engage third-party manufacturers as follows:

i)	Solar Laminate – For Powerhouse 1 and 2, Dow manufactured the solar panels using CIGS (Copper Indium Gallium Selenide) technology for the solar cells. A primary difference with Powerhouse 3 is switching from CIGS to traditional silicon solar cells. We are talking to various companies based in China to produce this component by procuring all necessary materials (diodes, cells, frames, etc.). The manufacturer would produce this complete component and deliver it to the injection molder of the Base Assembly.

ii)	Base Assembly and Integrated Flashing System – Dow developed molds for these components for the Powerhouse 2.0 products. These molds will be acquired by RGS as part of the Asset Transfer Agreement. RGS commits that the molding and assembly activities for the Base Assembly and other molded products will occur in the United States and is working with a US-located injection molder to perform the molding process for Powerhouse 3.0, as well as provide additional services such as assembly, warehousing and shipping of the products as “kits” to our Authorized Roofer Network.

iii)	Wire Harnesses and Connectors (including integrated components) – For the Powerhouse 3.0, RGS will be procuring, from a vendor to be determined, the same wire harnesses and connectors previously used by Dow in the second-generation Powerhouse Shingle. For the commercialization of Powerhouse 3.0, minor updates to the design are possible, such as to the plating, in order to limit potential setbacks with UL certification.

iv)	Balance of Systems (“BOS”) and Inverters – RGS, being a longtime EPC installer of solar systems, will continue to procure and supply this equipment from our existing supply channels to the Authorized Roofer Network as required for the Powerhouse product.

v)	Shipping and Warehouse – Our preliminary strategy will be to warehouse the products related to the Powerhouse “kits” with the injection molder of the Base Plate. Should cost or capacity become an issue, RGS may lease additional spaces to manage the supply to the Authorized Roofer networks in strategic locations across the United States.

b)	Once all manufacturers are in place, RGS with the support of Dow as provided for in the Technical Service Agreement, will submit for UL certification and upon approval, will launch the product into full-scale production. RGS will hire additional dedicated procurement personnel to manage the flow of materials between the manufacturers and the Authorized Roofer Network to ensure projects are installed in a timely fashion.

c)	If any designated manufacturers do not want to participate, then Dow and RGS will work together to establish an acceptable replacement manufacture that meets similar guidelines of the program.

5)	Installation for Residential Homeowners

a)	Ideally, RGS would like to establish programs with regional roofing firms or a larger number of local roofing firms. RGS will develop relationships with these firms and provide certification and on-going product training for this network.

b)	RGS may provide additional support services as needed to this network to ensure its success. Example services could include interconnection and incentive support, site tech training, engineering support, and customer backlog management.

c)	Further, we plan to draw on our existing service department which is supporting the Powerhouse lease portfolio that is currently in place. We anticipate increasing the size of certain operational departments during the course of this growth as well as potentially creating a specific Powerhouse team.

6)	Customer Financing

a)	RGS believes that the future sales for Powerhouse 3.0 will be significant and to achieve meaningful sales growth, facilities need to be arranged to facilitate customer financing. RGS proposes to:

i)	Utilize current financing relationships with 3rd party financing providers to offer:

(1)	Loan options that incorporate various terms and corresponding rates

(2)	Lease options

ii)	Endeavor to see that customers can get financing for both the cost of the Powerhouse 3 shingles as well as the additional expense of the re-roof.

(1)	We believe that this “one stop” financing solution enabling customers to wrap up the entire project into one convenient payment will greatly enhance the value proposition to customers, resulting in greater sales success.

Appendix F – Form of Technical Service Agreement